Exhibit 10.5.C

ALIMERA SCIENCES, INC.
RESTRICTED STOCK AGREEMENT
(time-based)
GRANTEE: ___________________________
NO. OF RESTRICTED SHARES: _________
GRANT DATE: _______________

This Agreement (the “Agreement”) evidences the award of the number of restricted shares specified above (each, an “Award Share,” and collectively, the “Award Shares”) of the Common Stock of Alimera Sciences, Inc., a Delaware corporation (the “Company”), granted to the grantee specified above (the “Grantee”), effective as of the grant date specified above (the “Grant Date”), pursuant to the Company’s 2019 Omnibus Incentive Plan (the “Plan”) and conditioned upon the Grantee’s agreement to the terms described below. All of the provisions of the Plan are expressly incorporated into this Agreement.

1.    Terminology. Unless otherwise provided in this Agreement, capitalized words used herein shall have the same meaning as set forth in the Plan.

2. Restrictions on Transfer.

(a)    No Award Share may be sold, assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process, until all restrictions on such Award Share shall have lapsed in the manner provided in Section 3.

(b)    Any attempt to dispose of any such Award Share in contravention of the restrictions set forth in Section 2(a) shall be null and void and without effect. The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Award Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.

3.    Lapse of Restrictions. So long as the Grantee’s service as an employee of the Company is continuous from the Grant Date through the first (1st) anniversary thereof, 100% of the Award Shares will become vested and the restrictions on such Award Shares set forth in Section 2(a) shall lapse on the first (1st) anniversary of the Grant Date.

4.    Accelerated Vesting.

(a)Acceleration Upon Change in Control. If a Change in Control occurs after the Grant Date and prior to the Grantee’s termination of employment with the Company, 100% of the outstanding Award Shares shall be vested and the restrictions on such Award Shares set forth in Section 2(a) shall lapse; provided that notwithstanding anything else contained in this Section 4 to the contrary, except as set forth in the final sentence of Section 4(b), in no event shall the vesting of any Award Shares be accelerated to an extent or in a manner which would not be fully deductible by the Company for federal income tax purposes because of Section 280G of the Code.

(b)Change in Control Adjustment. If a Change in Control occurs after the Grant Date and if the Grantee is entitled under any agreement or arrangement to receive compensation that would constitute a parachute payment (including the acceleration of rights to settlement and delivery (vesting) of Award Shares under this Agreement and any other equity award agreement with the Company) within the meaning of Section 280G of the Code, the acceleration of any vesting under Section 3(a) shall be cancelled or other CIC Payments (as defined below) shall be reduced to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to the Grantee that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (the “CIC Payments”) not to exceed 2.99 times the “base amount,” all within the meaning of Section 280G of the Code. Such cancellation of vesting or other reductions in CIC Payments shall be made, in all cases: (i) if and to the extent not already provided, accelerated, granted or paid, as applicable, on account of other CIC Payments prior to the date of such cancellation, (ii) only to the least extent necessary so that no portion of the CIC Payments after such cancellation or reduction thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and (iii) in a manner that results in the best economic benefit to the Grantee (in applying these principles, any cancellation of vesting or other reduction in CIC Payments shall be made in a manner consistent with the requirements of Section 409A of the Code, and where Tax Counsel (as defined below) determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero). All determinations required to be made under this Section 4(b), and the assumptions to be utilized in arriving at such determinations, shall be made by “Tax Counsel” (which shall be a law firm, compensation consultant or accounting firm appointed by the Company), which shall provide its determinations and any supporting calculations to the Company within 10 business days of having made such determination. Tax Counsel shall consult with any compensation consultant, accounting firm and/or other legal counsel selected by the Company in determining which payments to, or for the benefit of, the Grantee are to be deemed to be CIC Payments. In connection with making determinations under this Section 4(b), Tax Counsel shall take into account, to the extent applicable, the value of any reasonable compensation for services to be rendered (or for refraining from performing services) by the Grantee before or after the Change in Control.

Notwithstanding the foregoing, if the Grantee is a party to an employment or other agreement with the Company, or is a Grantee in a severance program sponsored by the Company, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision) that apply to this Agreement, the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to this Agreement (for example, and without limitation, the Grantee may be a party to an employment agreement with the Company that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a Change in Control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to this Agreement).

(c)Pro-Rata Vesting Upon Termination of Employment Due to Disability, Death or Retirement on or Prior to the Applicable Vesting Date. If the Grantee ceases to be employed by the Company or a Subsidiary as a result of the Grantee’s Disability, death or Retirement on or prior to becoming vested in accordance with Section 3, the following rules shall apply and shall be an exception to the vesting rules set forth in Section 3. The number of Award Shares, if any, that shall become vested, and with respect to which all restrictions under Section 2(a) shall lapse, on the first (1st) anniversary of the Grant Date (or, if earlier, the date of such earlier Change in Control pursuant to Sections 4(a) and (b)) shall be (A) the same number, if any, to which the Grantee would have been entitled under Section 3, or with respect to a Change in Control, Sections 4(a) and 4(b), if the Grantee’s employment had not terminated, multiplied by (B) a fraction, the numerator of which shall be the number of whole months since the Grant Date that the Grantee was employed by the Company or a Subsidiary, and the denominator of which shall be the total number of months from the Grant Date until the first (1st) anniversary of the Grant Date. Award Shares subject to this Section 4(c) that do not become vested as of the first (1st) anniversary of the Grant Date shall be cancelled and forfeited.

(d)Definitions. For purposes of this Agreement, “Disability” means either (a) that the Grantee has met the definition of “Disability” under the Company’s Group Long Term Disability Insurance and has qualified to commence a disability benefit under such insurance, or (b) if the Grantee is not covered by such insurance, a permanent and total disability (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Committee). For purposes of this Agreement, “Retirement” means a termination of employment by the Grantee that occurs upon or after both (a) the Grantee’s attainment of age 55 and (b) when Grantee’s years of service to the Company and its Subsidiaries (such years of service determined in accordance with the rules for determining years of service under the

Company’s 401(k) Plan) is at least ten (10). For purposes of this Agreement, “Change in Control” means a Change in Control as defined in the Plan that occurs after the Grant Date and that constitutes a “change in control event” with respect to the Grantee as defined in the United States Treasury Regulations Section 1.409A-3(i)(5).

5.    Forfeiture. Except to the extent otherwise expressly provided in Section 4, if the Grantee’s employment with the Company and its Subsidiaries terminates before the first (1st) anniversary of the Grant Date, all the Award Shares under this Agreement shall be cancelled and forfeited and shall revert to the Company as of the date of such termination. Notwithstanding the foregoing, all Award Shares are subject to recoupment, clawback, forfeiture, ineligibility, reduction and/or elimination as set forth in Section 10(p) below.

6.    Restrictive Legend.

(a)Award Shares shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued to evidence Award Shares shall be registered in the name of such Grantee and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Alimera Sciences, Inc. 2019 Omnibus Incentive Plan and the applicable award agreement, dated as of [insert date]. Copies of such plan and award agreement are on file at the offices of Alimera Sciences, Inc., 6120 Windward Parkway, Suite 290, Alpharetta, GA 30005.”

If the Award Shares are held in book-entry form, then the book-entry account reflecting the issuance of the Award Shares in the Grantee’s name shall bear a legend or other notation substantially in the form above.

(b)The Committee may require that the certificates evidencing such Award Shares be held in custody by the Company until the restrictions thereon have lapsed and that, as a condition of the granting of the Award Shares, the applicable Grantee shall have delivered a stock power, endorsed in blank, relating to the Award Shares.

7.    Delivery of Stock.

(a)If the Award Shares are evidenced by a stock certificate, as soon as practicable after the Award Shares have become vested and all restrictions with respect thereto have lapsed, the Company shall cause a stock certificate evidencing the vested Award Shares to be delivered to the Grantee, free of all restrictions hereunder.

(b)If the Award Shares are held in book-entry form, as soon as practicable after the Award Shares have become vested and all restrictions with respect thereto have lapsed, the Company shall cause the legend or other notation on the book-entry account to be removed.

(c)In the event of the death of the Grantee, a stock certificate with respect to the vested Award Shares as determined under Section 4(c) shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the later of (i) the Company’s receipt of notification of the Grantee’s death, or (ii) the first (1st) anniversary of the Grant Date, free of all restrictions hereunder.

8.    Tax Election and Tax Withholding.

(a)The Grantee hereby agrees to make adequate provision for federal, state, local and any other applicable taxes required by law to be withheld, if any, which arise in connection with the grant of the Award Shares or the release thereof from restrictions hereunder. The Company shall have the right to deduct from any compensation or any other payment of any kind due the Grantee (including withholding the issuance or delivery of shares of Common Stock or redeeming Award Shares) the amount of any federal, state, local or other taxes required by law to be withheld as a result of the grant of the Award Shares or the release thereof from the restrictions hereunder, in whole or in part. In lieu of such deduction, the Company may require the Grantee to make a cash payment to the Company equal to the amount required to be withheld. If the Grantee does not make such payment when requested, the Company may refuse to cause the legend or other notation on the stock certificate or book entry account, as applicable, to be removed until arrangements satisfactory to the Committee for such payment have been made. Consistent with the terms of Section 13.3 of the Plan, if the Grantee fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee all federal, state and local taxes of any kind required by law to be withheld with respect to the Award Shares.

(b)Unless the Committee directs the Company to sell a portion of the Award Shares to satisfy the withholding taxes as provided in Section 8(c), the Company shall deduct and withhold the number of Award Shares, valued at the Fair Market Value of the Award Shares on the date of delivery of the Award Shares to the Grantee, that is equal in value to the withholding tax obligations (as described in Section 8(a)) that arise in connection with the vesting of the Grantee’s Award Shares and the related delivery of Award Shares to the Grantee.

(c)The Grantee agrees that if the Committee so directs and approves, and if the Grantee does not make adequate provision in cash for any sums required to satisfy the federal, state, local and any other tax withholding, to a “same day sale” commitment with a broker-dealer of the Company’s choice that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Grantee irrevocably agrees to sell a portion of the Award Shares to satisfy the withholding taxes and whereby the FINRA Dealer commits to forward the proceeds necessary to satisfy the withholding taxes directly to the Company. If, for any reason, such “same day sale” does not result in sufficient proceeds to satisfy the withholding taxes or would be prohibited by applicable laws at the applicable time, the Grantee hereby authorizes the Company and/or the relevant Subsidiary, or their respective agents, at their discretion, to satisfy the obligations with regard to all withholding taxes by one or a combination of the following: (i) withholding from any compensation otherwise payable to the Grantee by the Company or any Subsidiary; or (ii) causing the Grantee to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company). It is the Company’s intent that the mandatory sale to cover withholding taxes imposed by the Company on the Grantee in connection with the receipt of the Award Shares comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c).

In connection with a “same day sale,” the Grantee hereby acknowledges and agrees to the following:

(i)The Grantee hereby appoints such FINRA Dealer appointed by the Company for purposes of this Section 8(c) as the Grantee’s agent (the “Agent”), and authorize the Agent:

(A)To sell on the open market at the then prevailing market price(s), on the Grantee’s behalf, as soon as practicable on or after the date on which the Award Shares vest, the number (rounded to the nearest whole number (and 0.5 shall round to 1)) of the Award Shares sufficient to generate proceeds to cover (1) the withholding taxes that the Grantee is required to pay pursuant to the Plan and this Agreement and (2) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; and

(B)To remit any remaining funds to the Grantee.

(ii)The Grantee hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to this Section 8(c).

(iii)The Grantee understands that the Agent may effect sales as provided in this Section 8(c) in one or more sales and that the average price for executions resulting from bunched orders will be assigned to the Grantee’s account. In addition, the Grantee acknowledges that it may not be possible to sell Award Shares as provided in this Section 8(c) due to (A) a legal or contractual restriction applicable to the Grantee or the Agent, (B) a market disruption, or (C) rules governing order execution priority on the national exchange where the Common Stock may be traded. If the Agent is unable to sell a sufficient number of Award Shares to satisfy the withholding taxes, the Grantee will continue to be responsible for the timely payment to the Company of all withholding taxes and any other federal, state, local and other taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in this Section 8(c).

(iv)The Grantee acknowledges that regardless of any other term or condition of this Section 8(c), the Agent will not be liable to the Grantee for (A) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, or (B) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(v)The Grantee hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 8(c). The Agent is a third-party beneficiary of this Section 8(c).

(vi)The Grantee hereby agrees that if the Grantee has signed the Agreement when the Grantee is in possession of material non-public information, unless the Grantee informs the Company in writing within five business days following the date the Grantee ceases to be in possession of material non-public information that the Grantee is not in agreement with the provisions of this Section 8(c), the Grantee not providing such written determination shall be a determination and agreement that the Grantee has agreed to the provisions set forth in this Section 8(c) on such date as the Grantee has ceased to be in possession of material non-public information.

(vii)This Section 8(c) shall terminate not later than the date on which all withholding taxes arising in connection with the vesting of the Grantee’s Award Shares have been satisfied.

(d)Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility, and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the award, vesting or delivery of the Award Shares or the subsequent sale of any of the Award Shares; and (ii) does not commit to structure the Award Shares to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(e)To the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, any share withholding or share sale procedure shall be subject to the prior approval of the Committee.

(f)    The Grantee hereby acknowledges that the Company has advised the Grantee to seek independent tax advice from the Grantee’s own advisors regarding the availability and advisability of making an election under Section 83(b) of the Code, and that any such election, if made, must be made within 30 days of the Grant Date. The Grantee expressly acknowledges that the Grantee is solely responsible for filing any such Section 83(b) election with the appropriate governmental authorities, irrespective of the fact that such election is also delivered to the Company. The Grantee may not rely on the Company or any of its officers, directors or employees for tax or legal advice regarding this award. The Grantee acknowledges that the Grantee has sought tax and legal advice from the Grantee’s own advisors regarding this award or has voluntarily and knowingly foregone such consultation.

9.    Rights as Stockholder. The Grantee will possess all incidents of ownership of the Award Shares, including the right to vote the Award Shares and to receive dividends; provided, however, that dividends payable with respect to Award Shares (if any) shall be subject to the same vesting conditions and restrictions applicable to such Award Shares and shall, if vested, be delivered or paid at the same time as such Award Shares.

10.    Miscellaneous.
(a)    This Agreement shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of Georgia, without giving effect to the principles of conflicts of laws thereof. The Company and the Grantee further consent to the non-exclusive jurisdiction of the state and federal courts of the State of Georgia for purposes of any action arising out of or related to this Agreement.

(b)    This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. Except as provided below, this Agreement may not be modified, amended, supplemented or waived except by a writing signed by the parties hereto, and such writing must refer specifically to this Agreement.

(c)    If any event described in Article X of the Plan occurs after the Grant Date, the adjustment provisions as provided for under Article X of the Plan shall apply to this Award.

(d)By signing this Agreement, the Grantee acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(e)This Agreement, as amended from time to time, shall be binding upon, inure to the benefit of, and be enforceable by the heirs, successors and assigns of the parties hereto; provided, however, that this provision shall not permit any assignment in contravention of the terms contained elsewhere herein.

(f)Neither this Agreement nor the Plan shall be construed to constitute an agreement or understanding, expressed or implied, on the part of the Company or any Subsidiary to employ the Grantee for any specified period and shall not confer upon the Grantee the right to continue in the employment of the Company or any Subsidiary, nor affect any right which the Company or any Subsidiary may have to terminate the employment of the Grantee.

(g)This Agreement is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

(h)Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Financial Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

(i)Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

(j)The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Award Shares may be transferred by will or the laws of descent or distribution.

(k)The invalidity or unenforceability of any provision (including any sentence, clause, phrase, or word) of the Plan or this Agreement (or of any applicable clawback policy or recoupment provisions referenced in Section 10(p) below) shall not render invalid, void or unenforceable any other part or provision of the Plan or this Agreement (or of any applicable clawback policy or recoupment provisions referenced in Section 10(p) below) (including, as an example and without limitation, the remainder of the provision that contains the invalid, void or unenforceable sentence, clause, phrase or word), but rather each provision of the Plan and this Agreement (and of any applicable clawback policy or recoupment provisions referenced in Section 10(p) below) shall be severable and enforceable to the extent permitted by law.

(l)This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code or any similar state statute, law or regulation.

(m)The value of the Grantee’s Award Shares is not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit plan (“EB Plan”) unless otherwise provided by such EB Plan.

(n)This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

(o)The Company reserves the right to amend the terms of this Agreement as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code or to comply with any requirements under (i) any Company clawback or recoupment policy regarding incentive compensation (any such policy, including such a policy that may be adopted to address a specific situation before or after the situation occurs and any policy that provides for forfeiture, ineligibility, reduction or elimination, as a result of misconduct, with respect to the amount of incentive compensation that would otherwise be paid or delivered, is referred to as a “clawback policy”) that is in effect as of the date of this Agreement or that may hereafter be adopted by the Company or the Committee or (ii) any “clawback” requirements under the Sarbanes–Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act to which the Company may be subject.

(p)The Grantee agrees that the Award Shares (and any proceeds from the sale or disposition thereof), shall, to the fullest extent permitted by applicable law, be subject to any clawback or recoupment provisions (and to any provisions that provide for a forfeiture, ineligibility, reduction or elimination, as a result of misconduct, with respect to incentive compensation that would otherwise be paid or delivered) contained in: (x) the Plan; or (y) any clawback policy or recoupment provision that is in effect as of the date of this Agreement or that is hereafter adopted by the Company or the Committee, in each case as and to the extent set forth in any such clawback policy or recoupment provision (or any such provisions that provide for forfeiture, ineligibility, reduction or elimination, as a result of misconduct, with respect to incentive compensation that would otherwise be paid or delivered). By accepting this Agreement, the Grantee agrees to return to the Company the full amount required by any such clawback policy or any such clawback or recoupment provisions (and agrees to any such provisions that provide for forfeiture, ineligibility, reduction or elimination, as a result of misconduct, with respect to the amount of incentive compensation that would otherwise be paid or delivered) that are or hereafter become applicable to the Grantee.

(q)The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other Award materials by and among the Company and its affiliates for the purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Awards, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. The Grantee understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee authorizes the Company, the stock plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, or instructs the Company to cease the processing of the Data, his or her employment status will not be adversely affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent or instructing the Company to cease processing, is that the Company would not be able to grant Award Shares or any other Awards to the Grantee or administer or maintain such Awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact the Company’s human resources representative.

(r)The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan and on the Award Shares to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Grantee also acknowledges that the applicable laws of the country in which the Grantee is residing or working at the time of grant, vesting and delivery of the Award Shares (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Grantee to additional procedural or regulatory requirements that the Grantee is and will be solely responsible for and must fulfill.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ALIMERA SCIENCES, INC.

By:
Name:
Title:

The Grantee

{This Stock Power should be signed in blank and deposited with the Company if share certificates are issued and/or delivered to the Grantee for Award Shares not yet released from restrictions.}

STOCK POWER

FOR VALUE RECEIVED, the undersigned, _____________________, hereby sells, assigns and transfers unto Alimera Sciences, Inc., a Delaware corporation (the “Company”), or its successor, ________ shares of common stock, par value $.01 per share, of the Company standing in my name on the books of the Company, represented by Certificate No. ____________, or an appropriate book entry notation, and hereby irrevocably constitutes and appoints the Corporate Secretary of the Company as my attorney-in-fact to transfer the said stock on the books of the Company with full power of substitution in the premises. This Stock Power may only be used in connection with the forfeiture or withholding of Award Shares pursuant to that certain Restricted Stock Agreement between the undersigned and the Company dated [date].

WITNESS:

Signature of Grantee

Please print name

Dated:

IMPORTANT FEDERAL TAX INFORMATION

INSTRUCTIONS REGARDING SECTION 83(b) ELECTIONS

1.	The 83(b) Election is irrevocable. The 83(b) Election is a voluntary election that is available to you. It is your decision whether to file an 83(b) Election.

2.
If you choose to make an 83(b) Election, the 83(b) Election Form must be filed with the Internal Revenue Service within 30 days of the Grant Date; no exceptions to this deadline are made. You should send the election to the Internal Revenue Service center located at the address to which you send your federal income tax return (IRS Form 1040) based on your place of residence. The election should be sent via certified mail with return receipt requested or a delivery service that provides proof of delivery.

3.
You must deliver a copy of the 83(b) Election Form to the Corporate Secretary or other designated officer of the Company as soon as practicable after you receive proof that the original was received by the Internal Revenue Service. Irrespective of the fact that a copy of your 83(b) Election Form is to be delivered to the Company, you remain solely responsible for properly filing the original with the Internal Revenue Service.

4.
In addition to making the filing under Item 2 above, you must attach a copy of your 83(b) Election Form to your federal tax return for the taxable year that includes the Grant Date. Applicable state law also may require you to attach a copy of the 83(b) Election Form to any state income tax returns that you file for that taxable year.

5.	If you make an 83(b) Election and later forfeit the Award Shares, you will not be entitled to a refund of the taxes paid with respect to the gross income you recognized under the 83(b) Election.

6.
You must consult your personal tax advisor before making an 83(b) Election. You may not rely on this information, the Company, or any of the Company’s officers, directors, or employees for tax or legal advice regarding the Award Shares or the 83(b) Election. The election form attached to these instructions is intended as a sample only. It must be tailored to your circumstances and may not be relied upon without consultation with a personal tax advisor.

SECTION 83(b) ELECTION FORM

Election Pursuant to Section 83(b) of the Internal Revenue Code to
Include Property in Gross Income in Year of Transfer

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:
1.    The name, address, and taxpayer identification number of the undersigned are:
______________________________
______________________________
______________________________
Social Security Number: ___-__-____
2.    The property with respect to which the election is made is ________ shares of Stock, par value $0.01 per share, of Alimera Sciences, Inc., a Delaware corporation (the “Company”).
3.    The date on which the property was transferred was ___________, the date on which the taxpayer received the property pursuant to a grant of restricted stock (the “Grant Date”).
4.    The taxable year to which this election relates is calendar year _____.
5.    The property is subject to restrictions in that the property is not transferable and is subject to a substantial risk of forfeiture until the taxpayer is vested. The restrictions will lapse, in whole or in part, on the first anniversary of the Grant Date, provided that the taxpayer is continuously providing services to the Company through that date, or incurs a death, disability or retirement prior to such date. The restrictions will also lapse upon an earlier change in control of the Company.
6.    The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $         per share; with a cumulative fair market value of $        .
7.    The taxpayer did not pay any amount for the property transferred.
8.    A copy of this statement was furnished to the Corporate Secretary or other designated officer of the Company. The taxpayer rendered the services to the Company in connection with the transfer of the property with respect to which this election is being made.
9.    This election is made to the same effect, and with the same limitations, for purposes of any applicable state statute corresponding to Section 83(b) of the Internal Revenue Code.
The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner of Internal Revenue.
Signed:
Date:

Letter for filing §83(b) Election Form

Date:________________

CERTIFIED MAIL
RETURN RECEIPT REQUESTED
***Please insert the IRS Service Center where you file your federal income tax return below.***
Internal Revenue Service Center

Re: 83(b) Election of
Social Security Number:
Dear Sir/Madam:
Enclosed is an election under §83(b) of the Internal Revenue Code of 1986, as amended, with respect to certain shares of stock of Alimera Sciences, Inc. that were transferred to me on        .
Please file this election.
Sincerely,
_________________________________

cc: Corporate Secretary of Alimera Sciences, Inc.